EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-204075 on Form S-8 of our report dated March 30, 2016, relating to the consolidated and combined financial statements of Journal Media Group, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the allocations of certain costs from The E.W. Scripps Company) appearing in this Annual Report on Form 10-K of Journal Media Group, Inc. for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP
Milwaukee, Wisconsin
March 30, 2016